Exhibit 99.1

For Release: 10:45 a.m. EST

June 2, 2010

Chevrolet-Buick-GMC-Cadillac Post 32 Percent Sales

Increase in May

•	Fifth Consecutive Month of Double-Digit Combined Sales Gains for GM’s Four Brands

•	Calendar-Year-to-Date Sales for GM’s Four Brands are up 31 Percent

•	GM Crossovers Sales Are up 81 Percent Year-to-Date

DETROIT – For the fifth straight month, Chevrolet, Buick, GMC and Cadillac together posted a double digit sales gain, with combined sales increasing 32 percent over last May. Year-to-date sales for GM’s four brands have risen 31 percent to 874,749 units – an increase of 206,994 units compared to last year, which is almost twice the volume lost from brands the company has discontinued.

According to Steve Carlisle, vice president, U.S. Sales Operations, GM’s brands have outperformed the market this year on the strength of the company’s newest products. Year-to-date, combined sales of the Chevrolet Equinox, Chevrolet Camaro, Buick LaCrosse and Regal, GMC Terrain and Cadillac SRX and CTS Wagon are up 323 percent.

“Each of our brands has new products that are being received well by customers. In fact, these new vehicles now account for about one in every four retail sales in the U.S.,” said Carlisle. “With each brand launching new vehicles in the next few months, we are optimistic about the remainder of the year.”

Since 2005, crossover sales as a percentage of industry sales have almost doubled. During the same time, sales of GM’s crossovers as a percentage of the company’s sales have more than tripled. May sales of GM’s crossovers – Chevrolet Equinox, HHR and Traverse; Buick Enclave, GMC Terrain and Acadia; and Cadillac SRX – were up 83 percent compared to May 2009, and are up 81 percent year-to-date. Through May, GM leads all automakers in total crossover sales.

According to Carlisle, the company’s crossover growth is an example of its ability to quickly adapt to shifts in the marketplace. “We’re a much leaner and more agile company today and can take advantage of movements in consumer tastes,” said Carlisle.

Chevrolet dealers reported sales of 167,235 – 31 percent higher than May, 2009. Retail sales for the brand were 19 percent higher for the month. Retail sales for Chevrolet’s popular full-size pickups, Silverado and Avalanche, increased 14 percent, while retail sales for the Suburban rose 73 percent. The Chevrolet Silverado, Equinox, Traverse, Avalanche, Malibu and Camaro all posted year-over-year retail sales increases of 10 percent or more (read more).

Buick sales rose 37 percent for the month to 12,582 – the eighth consecutive month of double digit year-over-year sales increases led by the LaCrosse and Enclave. Retail sales for Buick rose 46 percent during May. Buick LaCrosse retail sales increased 191 percent for the month. Year-to-date sales of the LaCrosse have increased 162 percent (read more).

GMC sales of 30,160 were 26 percent higher than last year, while retail sales for the brand were up 37 percent. Retail sales of the GMC Terrain continued to gain momentum, with sales increasing 350 percent for the year-to-date (read more).

Cadillac sales increased 54 percent to 12,328, while retail sales improved 43 percent for the month. CTS retail sales improved 7 percent for the month, and year-to-date sales of the SRX are 439 percent higher than a year ago (read more).

Month-end dealer inventory in the U.S. stood at about 408,000 units, which is about 22,000 lower compared to April 2010, and about 267,000 lower than May 2009.

May Key Facts:

•	Eighth Consecutive Month of Combined Sales Gains for GM’s Four Brands

•

Chevrolet: Total sales up 31 percent compared to a year ago; retail sales up 19 percent; Chevrolet Equinox retail sales increased 228 percent; Camaro retail sales continued to set the pace for the sport segment with 8,402 deliveries; Chevrolet Traverse retail sales were up 11 percent for the month, and are up 10 percent for the year; Silverado retail sales were up 11 percent for the month.

•

Buick: Total sales up 37 percent; retail sales up 46 percent; Buick LaCrosse retail sales rose 191 percent and are up 162 percent for the year; Buick Enclave retail sales rose 14 percent in May and are up 12 percent for the year.

•

GMC: Total sales up 26 percent; retail sales up 37 percent; GMC Terrain retail sales were up 569 percent for the month and 350 percent for the year; GMC Acadia retail sales increased 18 percent for the month and are up 24 percent year-to-date

•

Cadillac: Total sales up 54 percent; retail sales up 43 percent; Cadillac SRX retail sales were up 605 percent for the month and 439 percent for the year; Cadillac CTS had its best month of the year, with retail sales up 7 percent.

•	GM Full-Size Pickups, Full-Size Utilities and Full-Size Luxury Utilities sales rose 17 percent for the month and are up 9 percent year-to-date

•	Fleet sales for GM’s four brands were 83,305 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 207,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

313-410-2704 cell

For release: June 2, 2010, 10:45 AM

Chevrolet U.S. Sales Up 31 Percent in May,

Supported by Increasing Demand for Full-size Trucks

DETROIT – Chevrolet continues to gain momentum with 167,235 total sales in the U.S. in May, up 31 percent year over year. This includes 93,884 retail sales, up 19 percent year over year and the eighth consecutive month of year-over-year retail sales increases. These results can be attributed to increasing consumer demand across Chevrolet’s portfolio of fuel-efficient cars, crossovers, and full-size trucks.

Individuals and businesses purchased a total of 33,690 Silverados in May, an increase of 7 percent year-over-year. Total Silverado sales are up 8 percent year-to-date, indicating growing confidence in the economic recovery, according to Steve Carlisle, GM vice president, U.S. sales operations:

“Pickup trucks tend to be the first segment affected by the economy, and the last to recover. A year ago, truck sales were down across the industry as businesses and entrepreneurs delayed investing in new equipment because of uncertain economy. Today, the sustained growth in full-size-truck sales shows that businesses – from private landscapers to large construction companies – are beginning to invest as their business forecasts improve.”

Growing consumer demand also helped five Chevrolet models post double-digit retail-sales increases over May, 2009, including:

•	2010 Chevrolet Equinox sales rose 227 percent, the eleventh consecutive month of year-over-year sales increases over the model it replaced.

•	2010 Chevrolet Camaro sales increase 100 percent over May, 2009, its first full month of sales.

•	Chevrolet Suburban increased 73 percent.

•	Chevrolet Malibu increased 23 percent, the eighth consecutive month of year-over-year increases.

•	Chevrolet Traverse increased 11 percent over May 2009.

The growing consumer awareness for the Chevrolet brand is supported by data from Kelley Blue Book Market Intelligence. Chevrolet increased 22 points in their Automotive Brand Indicator (ABI) report for the first quarter of 2010 based on increased consumer shopping activity and sales leads generated through 15 million monthly visits to kbb.com, combined with Kelley Blue Book Market Intelligence’s Brand Watch™ study of consumer consideration and ratings.

According to the ABI report, Chevrolet posted the largest improvement quarter-over-quarter (from Q4 2009 to Q1 2010) within the top five brands:

•	Chevrolet gained 22 points, to 285

•	Ford gained 11 points, to 294

•	Honda gained four points, to 262

•	Nissan gained 11 points, to 177

•	Toyota fell 35 points, to 293

“Clearly Chevrolet is on a roll,” said Alan Batey, president, Chevrolet sales and service. “We are seeing strong consumer demand across our portfolio of cars, trucks and SUVs. And, we expect demand to grow this year as we introduce the 2011 Silverado HD, the all-new Cruze, and the Volt.”

# # #

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer up to 40 miles of electric driving and an additional 300 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

CONTACT(S):

Tom Henderson

GM Sales Communications

Phone 313-667-2702

Mobile 313-410-2704

tom.e.henderson@gm.com

Klaus-Peter Martin

Chevrolet Communications

Phone 313-667-8180

Mobile 313-522-6303

klaus-peter.martin@gm.com

Buick Sales Rise 37 Percent in May

Enclave and LaCrosse see largest gains

For the eighth month in a row, Buick has posted double-digit sales increases in the U.S. Led by the Enclave and LaCrosse, total sales were up 37 percent in May compared to the same month last year. Retail sales were up 46 percent for the month.

The LaCrosse had its best retail sales month since its launch last summer, with a 191 percent increase, selling 5,060 vehicles in May. The Enclave, Buick’s luxury crossover, saw a 14 percent increase in retail sales. The 2011 Regal sport sedan began arriving in dealerships in late May.

“The Enclave and LaCrosse sales are proof that customers are discovering Buick,” said Brian Sweeney, U.S. vice president of Buick-GMC sales. “We have been pleased to see eight months of year-over-year sales increases, and believe that the Regal will continue the momentum by appealing to new buyers who may not have considered buying a Buick in the past.”

The LaCrosse and Enclave are making their mark with customers and bringing new customers to the brand with 42 percent of Buick sales coming from non-GM makes.

Buick delivered the first Regal in May to a 45-year-old executive at a manufacturing company in the Chicago area. The vehicle was on the dealership’s lot for less than 24 hours before it sold. The first owner said he chose the Regal because it “is a superb car to drive on the road, with more of a European feel than any other car we looked at.” He also looked at the Toyota Camry and Audi A4, but purchased the Regal because it had all the amenities of a premium vehicle without the costly price tag.

About Buick

Buick is in the midst of a transformation that started with the Enclave luxury crossover and continues with the completely redesigned LaCrosse luxury sedan and Regal sport sedan. Buick is emerging as a modern, premium brand with vehicles characterized by sculpted designs, personal technologies, luxurious interiors and responsive performance. Future new sedans and crossovers are planned and will continue to expand Buick’s portfolio both in North America and China. More information can be found at www.buick.com.

# # #

Contact:

Dayna Hart

Mobile: 313-300-9660

E-mail : dayna.hart@gm.com

For release: June 2, 2010, 10 a.m. EST

Cadillac total sales rise 54 percent in May led by SRX, CTS

DETROIT – Cadillac reported today U.S. total sales for May of 12,328, a 54 percent increase compared to the same month last year and the fourth consecutive month of year-over-year increases. For the calendar year, Cadillac total sales were up 32 percent over last year.

Cadillac posted its best month of the year for both retail and total sales volume. Cadillac’s retail sales for May, compared to May 2009, increased more than 100 percent in the Miami, Atlanta, San Diego, Pittsburgh and Detroit area markets.

SRX sales rose 654 percent for May, compared to the same month last year, for its ninth straight month of triple-digit percentage total sales increases. Redesigned for the 2010 model year, the SRX mid-size luxury crossover had its best month of the year.

CTS total sales rose 20 percent in May, recording its highest total sales volume since December of 2009. The results come as Cadillac prepares for the launch of the CTS Coupe in August. The Coupe will join the CTS Sport Sedan and CTS Sport Wagon to expand the award-winning CTS line.

“Cadillac is getting stronger as the year progresses,” said Kurt McNeil, U.S. vice president of Cadillac sales. “SRX has quickly become a leader among mid-size luxury crossovers. CTS Coupe will put Cadillac design and performance in a dramatic form that’s expected to attract new luxury car buyers to the brand.”

Car and Driver magazine recently named CTS to its “10 Best Cars” list for the third straight year. Cadillac also took top honors for the third straight year in the 2010 AutoPacific Vehicle Satisfaction Awards, which use feedback from new car and truck owners to rank vehicles and brands. Escalade ranked first in the Luxury Sport Utility Vehicle category of the AutoPacific awards.

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

Contact:

Nick Twork

Cadillac Communications

Phone: +1.586.565.1001

nicholas.twork@cadillac.com

GMC Retail Sales Up 37 Percent in May

Sales driven by consumer demand for Terrain, Acadia and Sierra

GMC posted a 37 percent increase in retail sales in the month of May, compared to the same month last year. Total sales for GMC are up 26 percent, making May the eighth straight month of sales increases.

The increase was driven by strong sales of the Terrain and Acadia crossovers and Sierra. Terrain total calendar-year-to-date sales were up 350 percent and Acadia sales were up 30 percent.

The Sierra had its best retail sales month of the year, selling 10,652 trucks. To continue the momentum around the Sierra, this summer GMC will launch the new Sierra HD that delivers best-in-class diesel horsepower and torque with the proven and reliable Duramax diesel powertrain and Allison transmission.

“For the eighth straight month GMC has seen dramatic sales increases, proving that our products continue to appeal to customers – including many who are coming from non-GM makes,” said Brian Sweeney, U.S. vice president for Buick GMC sales. “We are encouraged to see that 40 percent of GMC buyers are trading in competitors’ vehicles.”

The Terrain is appealing more to women than any other GMC product. About 41 percent of buyers are women, which is nearly 14 percentage points higher than the overall brand.

GMC is garnering outside recommendations for the models in its line-up. The Acadia was recently named Top Large Crossover SUV in AutoPacific’s Vehicle Satisfaction Award. The Terrain, Sierra 1500, Sierra HD, Yukon, Yukon XL and Canyon also received a top 10 ranking within their segment.

About GMC

GMC is evolving to include more fuel-efficient trucks and crossovers. The GMC Terrain is a smaller SUV that offers 32 mpg highway fuel economy along with the capability, engineering expertise and refinement that have defined GMC for more than a century. Complementing the Terrain are the Acadia eight-passenger crossover, Yukon and Yukon XL and Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid models. Details on all GMC models are available at www.gmc.com.

###

Contact:

Dayna Hart

Mobile: 313-300-9660

E-mail : dayna.hart@gm.com

GM U.S. Deliveries for May 2010 – Divisional Brand Level

*S/D Curr: 26	May				(Calendar Year-to-Date) January - May
*S/D Prev: 26	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	223,822	191,875	16.6	16.6	885,141	777,785	13.8
Brand Total	222,305	168,623	31.8	31.8	874,749	667,755	31.0
Other Brand Total	1,517	23,252	-93.5	-93.5	10,392	110,030	-90.6

GM Vehicle Deliveries by Marketing Division
	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	12,582	9,160	37.4	37.4	56,899	38,622	47.3
Cadillac Total	12,328	8,027	53.6	53.6	52,997	40,110	32.1
Chevrolet Total **	167,235	127,510	31.2	31.2	641,062	490,220	30.8
GMC Total **	30,160	23,926	26.1	26.1	123,791	98,803	25.3
Brand Total	222,305	168,623	31.8	31.8	874,749	667,755	31.0
HUMMER Total	1,290	1,094	17.9	17.9	2,626	5,113	-48.6
Pontiac Total	181	13,329	-98.6	-98.6	815	65,054	-98.7
Saab Total	0	783	***.*	***.*	608	4,607	-86.8
Saturn Total	46	8,046	-99.4	-99.4	6,343	35,256	-82.0
Other Brand Total	1,517	23,252	-93.5	-93.5	10,392	110,030	-90.6
GM Vehicle Total	223,822	191,875	16.6	16.6	885,141	777,785	13.8

*	Twenty-six selling days (S/D) for the May period this year and twenty-six for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for May 2010 – Divisional Brand Level

	May				(Calendar Year-to-Date) January - May
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	26	26
Enclave	4,715	4,103	14.9	14.9	21,686	17,105	26.8
LaCrosse	5,452	1,748	211.9	211.9	25,033	7,978	213.8
Lucerne	2,265	3,307	-31.5	-31.5	10,030	13,516	-25.8
Rainier	0	0	***.*	***.*	0	3	***.*
Regal	150	0	***.*	***.*	150	0	***.*
Rendezvous	0	0	***.*	***.*	0	1	***.*
Terraza	0	2	***.*	***.*	0	19	***.*
Buick Total	12,582	9,160	37.4	37.4	56,899	38,622	47.3
CTS	3,489	2,914	19.7	19.7	14,892	17,366	-14.2
DTS	2,263	1,520	48.9	48.9	7,423	6,483	14.5
Escalade	1,332	1,831	-27.3	-27.3	6,506	6,506	0.0
Escalade ESV	565	372	51.9	51.9	2,781	2,449	13.6
Escalade EXT	136	143	-4.9	-4.9	666	1,072	-37.9
SRX	4,081	541	654.3	654.3	18,851	3,178	493.2
STS	441	637	-30.8	-30.8	1,736	2,694	-35.6
XLR	21	69	-69.6	-69.6	142	362	-60.8
Cadillac Total	12,328	8,027	53.6	53.6	52,997	40,110	32.1
Avalanche	1,909	1,021	87.0	87.0	7,459	5,801	28.6
Aveo	3,888	2,067	88.1	88.1	14,749	9,669	52.5
Camaro	8,931	5,463	63.5	63.5	38,838	6,077	539.1
Chevy C/T Series	3	1	200.0	200.0	7	13	-46.2
Chevy W Series	21	45	-53.3	-53.3	164	325	-49.5
Cobalt	16,173	12,764	26.7	26.7	67,253	44,829	50.0
Colorado	2,535	3,610	-29.8	-29.8	9,776	13,999	-30.2
Corvette	1,428	1,643	-13.1	-13.1	4,950	6,102	-18.9
Equinox	13,134	3,689	256.0	256.0	55,500	21,043	163.7
Express	6,247	5,988	4.3	4.3	21,724	20,846	4.2
HHR	10,412	9,671	7.7	7.7	32,072	24,531	30.7
Impala	20,623	18,709	10.2	10.2	75,040	63,756	17.7
Kodiak 4/5 Series	149	321	-53.6	-53.6	791	1,623	-51.3
Kodiak 6/7/8 Series	39	73	-46.6	-46.6	119	452	-73.7
Malibu	21,722	14,098	54.1	54.1	87,597	64,363	36.1
Monte Carlo	0	0	***.*	***.*	0	3	***.*
Silverado-C/K Pickup	33,690	31,463	7.1	7.1	135,788	125,183	8.5
Suburban (Chevy)	5,279	2,631	100.6	100.6	18,246	12,763	43.0
Tahoe	9,397	6,306	49.0	49.0	29,881	28,101	6.3
TrailBlazer	10	739	-98.6	-98.6	154	6,138	-97.5
Traverse	11,641	7,045	65.2	65.2	40,900	33,390	22.5
Uplander	4	163	-97.5	-97.5	54	1,213	-95.5
Chevrolet Total	167,235	127,510	31.2	31.2	641,062	490,220	30.8
Acadia	5,823	4,974	17.1	17.1	29,462	22,726	29.6
Canyon	639	1,140	-43.9	-43.9	2,991	4,429	-32.5
Envoy	6	465	-98.7	-98.7	57	2,931	-98.1
GMC C/T Series	4	16	-75.0	-75.0	49	170	-71.2
GMC W Series	39	150	-74.0	-74.0	245	663	-63.0
Savana	1,494	1,619	-7.7	-7.7	5,390	6,793	-20.7
Sierra	11,305	10,272	10.1	10.1	44,167	41,053	7.6
Terrain	5,132	0	***.*	***.*	22,512	2	***.*
Topkick 4/5 Series	86	234	-63.2	-63.2	663	1,014	-34.6
Topkick 6/7/8 Series	71	154	-53.9	-53.9	218	792	-72.5
Yukon	2,782	3,979	-30.1	-30.1	9,551	12,521	-23.7
Yukon XL	2,779	923	201.1	201.1	8,486	5,709	48.6
GMC Total	30,160	23,926	26.1	26.1	123,791	98,803	25.3
Brand Total	222,305	168,623	31.8	31.8	874,749	667,755	31.0
HUMMER Total	1,290	1,094	17.9	17.9	2,626	5,113	-48.6
Pontiac Total	181	13,329	-98.6	-98.6	815	65,054	-98.7
Saab Total	0	783	***.*	***.*	608	4,607	-86.8
Saturn Total	46	8,046	-99.4	-99.4	6,343	35,256	-82.0
Other Brand Total	1,517	23,252	-93.5	-93.5	10,392	110,030	-90.6
GM Total	223,822	191,875	16.6	16.6	885,141	777,785	13.8

Sales Reporting and Data Management	Page 2 of 2